EXHIBIT (a)(8)

Text of Press Release issued by Burns International Services Corporation on August 21, 2000:

Date                                              For More Information Contact:
----                                              -----------------------------
August 21, 2000                                   Anne Ireland (Analysts)
                                                  312-322-8550

                                                  Lynn Glovka (Media)
                                                  312-322-8511

        BURNS INTERNATIONAL SERVICES CORPORATION ANNOUNCES EXPIRATION OF
                        HART-SCOTT-RODINO WAITING PERIOD

CHICAGO - Burns International Services Corporation (NYSE:BOR) announced today that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 expired on August 19, 2000 with regard to the pending cash tender offer by Securitas Acquisition Corporation to purchase all of the outstanding shares of common stock of Burns International Services Corporation at a price of $21.50 per share. The expiration of this waiting period satisfies one of the conditions to the tender offer. The tender offer and withdrawal rights are currently scheduled to expire at 12:00 midnight, New York City time, on September 1, 2000, unless extended.

                                  * * * * * * *

This news release does not constitute an offer to purchase or a solicitation of an offer to sell securities. The parties are required to file documentation with the Securities and Exchange Commission concerning this transaction. WE URGE INVESTORS TO READ THE SCHEDULE TO, THE SCHEDULE 14D-9 AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC, WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. These documents may be obtained free of charge at the SEC's web site at www.sec.gov. You may also obtain a copy of each of these documents free of charge from MacKenzie Partners, Inc., the information agent for the tender offer, by calling toll-free (800) 322-2885.